Exhibit 10.12

411 Seventh Avenue	412-393-4150
Pittsburgh, PA 15219	412-393-6185 (Fax)
mhogel@dqe.com
MAUREEN L. HOGEL Senior Vice President and Chief Administrative Officer

[date]

Re:	Grant of Nonstatutory Stock Options — Officer

[Name of optionee]

It is my pleasure to notify you that effective [date] the Compensation Committee of the Board of Directors (the “Committee”) of DQE granted you a stock option to purchase <    >shares of Common Stock, no par value, of DQE (“DQE Common Stock”), as set forth on your Option Acceptance Form (enclosed) at an exercise price of $             per share. Your stock option is granted under, and subject to the terms and conditions of, the DQE, Inc. 2002 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), and to the further conditions set forth in this option award letter.

The stock option granted to you is a non-statutory stock option as that term is defined in Section 4 of the Plan. Even though the stock option has been granted to you, the stock option cannot be exercised (i.e., you cannot buy the DQE Common Stock that is subject to the stock option) unless and until the stock option is vested, as described below.

The Plan is incorporated by reference and made a part of your stock option as if it were set forth in full in this option award letter. This option award letter is the stock option agreement referred to in Section 5(I) of the Plan. If there is any conflict between the Plan and this option award letter, the provisions of the Plan will control. Any dispute or disagreement which may arise under or in any way relate to the interpretation or construction of the Plan or this option award letter will be resolved by the Committee in its sole and absolute discretion and the decision will be final, binding and conclusive for all purposes.

Notwithstanding any provision hereof to the contrary, if you are a party to an employment agreement, change in control, severance, or similar plan, policy or agreement that provides for accelerated vesting and/or other modifications of the terms and/or conditions of your stock options or other stock-based awards upon the happening of certain events (including, but not by way of limitation, changes in control and/or terminations of employment), the provisions of such other plan, policy or agreement, as the case may be, shall supercede the provisions contained in this option award letter to the extent such other provisions are consistent with the Plan and would provide benefits to you greater than those provided in this option award letter.

Subject to your timely execution and return of the enclosed Option Acceptance Form, your stock option will be exercisable to the extent it is vested, and vesting will be based on the price of the DQE Common Stock. At such time as the average closing price per share of

the DQE Common Stock for any period of 30 consecutive trading days exceeds $             per share (the “First Stock Price Hurdle”), 50% of the stock option shall be vested. At such time as the average closing price per share of the DQE Common Stock for any period of 30 consecutive trading days exceeds $             per share (the “Second Stock Price Hurdle”), the remaining 50% of the stock option shall be vested. The First Stock Price Hurdle and/or the Second Stock Price Hurdle shall be adjusted as determined by the Committee, in its sole discretion, to reflect any changes resulting from the occurrence of certain events such as a stock split, stock dividend, reorganization, reclassification, re-capitalization, combination of shares, merger or consolidation. Notwithstanding anything to the contrary in this paragraph, no portion of the stock option shall be vested prior to the date                      months after the date hereof, and if the First Stock Price Hurdle or both the First Stock Price Hurdle and the Second Stock Price Hurdle are met prior to such date, the applicable portion of your stock option will be vested as of the end of such                      month period.

The Committee shall have the sole and absolute discretion to determine the extent to which the First Stock Price Hurdle and the Second Stock Price Hurdle have been met and the extent to which your stock option has vested. The portion, if any, of your stock option that has been vested will be communicated to you in writing. Upon such notification, you will be entitled to exercise all or any part of the vested portion of your stock option. Any portion of the stock option that is not determined by the Committee to be vested prior to the third anniversary of the date hereof will be considered forfeited.

The exercise of your stock option also is subject to the provisions of the Plan. The exercisable portion of your stock option may be exercised in whole or in part but any exercise must be made as to at least ten shares covered by your stock option (or, if less, all of the shares then remaining subject to the stock option). Your stock option award will expire at the close of business on                      (the “Expiration Date”), or earlier as described in the immediately preceding paragraph or in the following paragraphs of this option award letter regarding the effect of changes in your employment status on your stock options.

Notwithstanding Section 5(H) of the Plan, except as otherwise provided below, if your employment by DQE or an affiliate of DQE terminates, all outstanding stock options held by you at the time of such termination will automatically terminate:

(a) Retirement. If you retire under a retirement plan of DQE or an affiliate of DQE, the then unvested portion of your stock option will be forfeited, and the then vested portion of your stock option will be exercisable at any time prior to the earlier of (i) the Expiration Date, or (ii) the date three years after the date of retirement.

(b) Disability. If your employment by DQE or an affiliate is terminated due to disability (as defined in the Plan), your stock option will be exercisable in full (whether or not so exercisable on the date of termination of employment) at any time prior to the earlier of (i) the Expiration Date, or (ii) the date three years after the date of termination of employment.

(c) Death. In the event of your death during employment by DQE or an affiliate, your stock option will be exercisable in full (whether or not so exercisable on the date of your death) by the person entitled to do so under your will or, if you fail to make testamentary disposition of the stock option or die intestate, by your legal representative, in either case at any time prior to the earlier of (i) the Expiration Date, or (ii) one year after the date of death. In the event of death after termination of employment but during a period when a stock option remains exercisable by you, any then-outstanding stock option that was exercisable on the date of your death will be exercisable by the person entitled to do so under your will or, if you fail to make testamentary disposition of the stock option or die intestate, by your legal representative, in either case at any time prior to the earlier of (i) the Expiration Date, or (ii) one year after the date of death.

(d) Resignation. If you resign from your employment by DQE or an affiliate, the then unvested portion of your stock option will be forfeited, and the then vested portion of your stock option will be exercisable at any time prior to the earlier of (i) the Expiration Date, or (ii) the date three months after the date of termination of employment.

(e) Discharge Without Cause. If you are discharged from your employment with DQE or an affiliate other than for cause, the then unvested portion of your stock option will be forfeited, and the then vested portion of your stock option will be exercisable at any time prior to the earlier of (i) the Expiration Date, or (ii) the date three months after the date of termination of employment.

(f) Discharge for Cause. If you are discharged from your employment with DQE or an affiliate for cause, your stock option will terminate in full on the date of termination.

The determination of whether a termination of employment is with or without “cause” will be made by the Committee in its sole and absolute discretion. If your employment status changes but you remain an employee of DQE or one of its affiliates, your stock option will continue in accordance with its terms.

Enclosed is one copy of your Option Acceptance Form. IF YOU DESIRE TO ACCEPT THE STOCK OPTION, YOU SHOULD SIGN THE OPTION ACCEPTANCE FORM IN DUPLICATE AND RETURN ONE COPY TO MAUREEN L. HOGEL. YOUR STOCK OPTION WILL BE DEEMED TO BE CANCELLED AND VOID IF THE SIGNED OPTION ACCEPTANCE FORM IS NOT RETURNED TO DQE BY                     .

Information Statement

You previously received and are now receiving an Information Statement, which describes the Plan. You should read the Information Statement, together with the Plan and this option award letter for a full understanding of the stock option granted to you. As long as your stock option remains unexercised, you will continue to receive notification if there is a material amendment to the Plan or a change in the law, which impacts your rights under the Plan.

Payment of Option Price in Cash or Shares

The option price upon exercise of your stock option may be paid in full in United States dollars in cash (including check, bank draft or money order), in shares of already-owned DQE Common Stock at the fair market value of such shares on the date of exercise or in any combination of cash and shares, except that any portion of the option price representing a fraction of a share must be paid in cash. Shares of DQE Common Stock, which have been held less than six months, may not be delivered in payment of the option price. Further information regarding the payment of the option price appears in the Information Statement under the caption “Stock Options—Time and Manner of Payment of Exercise Price.”

Officers and Affiliates - Restrictions

There are certain legal restrictions under the federal securities laws upon officers and affiliates who receive grants of stock options and/or sell shares acquired under the Plan. If you are an officer or affiliate of DQE, you must consult the Corporate Secretary before exercising stock options or selling shares under the Plan. Such exercises and sales may be restricted in order to ensure compliance with the federal securities laws. You may also consult the Corporate Secretary if you have any questions concerning your status as an “affiliate” of DQE as defined in the Plan.

Federal Income Tax Consequences

Information with respect to the Federal income tax consequences of the exercise of your nonstatutory stock option, and the subsequent disposition of any shares of DQE Common Stock acquired under the Plan, appears in the Information Statement under the caption “Federal Income Tax Consequences.” The Federal income tax consequences are complex. Accordingly, you are encouraged to carefully read the material that was provided and to consult your personal tax adviser with specific reference to your own tax situation.

Withholding of Taxes

DQE will advise you as to the amount of any Federal income, employment or excise taxes required to be withheld as a result of the cash part of your award and the exercise of stock option, and that state or local income or employment taxes may also be required to be withheld. You will be required to pay any such taxes directly to DQE in cash within ten days after DQE’s notification, and such payment will be made before distribution of stock certificates or cash to you. In lieu of payment of cash, however, you may satisfy your withholding obligation by one, or any combination, of the following: (i) delivering previously acquired shares of DQE Common Stock (valued at their fair market value on the date of delivery) and (ii) having shares of DQE Common Stock withheld from any shares otherwise issuable to you upon exercise of your stock option (valued at their fair market value on the date of such withholding).

If you do not pay any taxes required to be withheld, DQE may withhold such taxes from any other compensation to which you are entitled from DQE. You agree to hold DQE harmless in acting to satisfy the withholding obligation in this manner if it becomes necessary to do so. Further information regarding withholding of taxes appears in the Information Statement under the caption, “Federal Income Tax Consequences - Withholding.”

Investment Representation

You shall deliver to the Committee, upon demand by the Committee, at the time shares of DQE Common Stock are to be issued to you pursuant to your stock option, a written representation that the shares to be acquired are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to delivery of any shares of DQE Common Stock shall be a condition precedent to your right to receive any shares.

No Rights as Shareholder

You shall have no rights as a shareholder of DQE with respect to the shares of DQE Common Stock subject to the stock option evidenced hereby unless and until a certificate for shares of DQE Common Stock is issued to you.

Option Grant Not a Bar to Corporate Event

The existence of the stock option granted hereunder shall not affect in any way the right or the power of DQE or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in DQE’s capital structure or its business, or any merger or consolidation of DQE, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the DQE Common Stock or the rights thereof, or the dissolution or liquidation of DQE, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

Exercise Procedures

Your stock option may be exercised only by execution and delivery by you to DQE of an exercise form(s) prescribed by the Committee. Copies of the exercise forms may be obtained from Mr. Thomas E. Ross, Manager, Shareholder Relations, 411 Seventh Avenue, Pittsburgh, PA 15219 or by telephone at (412) 393-1191. Each exercise form must set forth the number of whole shares of DQE Common Stock as to which your stock option is exercised, must be dated and signed by you (or the person exercising the stock option), and must be accompanied by cash in United States dollars (including check, bank draft or money order), shares of already-owned DQE Common Stock (see “Payment of Option Price in Cash or Shares” above) at the fair market value of such share on the date of exercise, or any combination of cash and such shares, in the amount of the full purchase price for the number of shares of DQE Common Stock as to which the option is exercised.

DQE will advise any person exercising the stock option in whole or in part with shares of already-owned DQE Common Stock as to the amount of any cash required to be paid to DQE representing a fraction of a share. Such person will be required to (i) pay any such cash directly to DQE before any distribution of certificates representing shares of DQE Common Stock will be made and (ii) deliver an executed Assignment Separate from Certificate with respect to each stock certificate delivered in payment of the option price as necessary. The signature on all Assignments Separate from Certificate must be guaranteed by a commercial bank or trust company or by a firm having membership in the New York Stock Exchange, Inc., the American Stock Exchange, Inc., or the National Association of Securities Dealers, Inc.

If a person other than you (such as the executor of your estate) exercises the option, the exercise material must include proof satisfactory to DQE of the right of such person to exercise the option.

The date of exercise is the date on which the exercise form or forms, proof of right to exercise (if required) and payment of the option price in cash or shares of already-owned DQE Common Stock are received by DQE at the address set forth in this section.

Issuance of Stock Certificates

Subject to the second paragraph under “Exercise Procedures” above, DQE will issue a certificate(s) representing the number of shares of DQE Common Stock to which the person exercising the stock option is entitled, if any, as soon as practicable after the date of exercise. Unless the person exercising the stock option otherwise directs DQE in writing, the certificate(s) will be registered in the name of the person exercising the stock option and will be delivered to such person. If the stock option is exercised and the option price is paid in whole or in part with shares of already-owned DQE Common Stock, DQE will issue at the same time (and return to the person exercising the stock option) a certificate representing the number of any excess shares included in any certificate(s) delivered to DQE at the time of exercise.

General Restriction

To the extent this stock option is denominated in DQE Common Stock under this option award letter, it shall be subject to the requirement that if at any time the Committee shall determine that any listing or registration of the shares of DQE Common Stock or any consent or approval of any governmental body or any other agreement or consent is necessary or desirable as a condition of the issuance of shares of DQE Common Stock or cash in satisfaction thereof, such issuance of shares of DQE Common Stock may not be consummated unless such requirement is satisfied in a manner acceptable to the Committee. DQE shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action to cause the issuance of shares pursuant to this stock options to comply with any law or regulation of any governmental authority.

Determinations of Committee

The actions taken and determinations of the Committee made pursuant to this option award letter and of the Committee pursuant to the Plan shall be final, conclusive and binding upon DQE and upon you. No member of the Committee shall be liable for any action taken or determination made relating to this option award letter or the Plan if made in good faith.

Miscellaneous

Your stock option may not be transferred otherwise than by will or by the law of decent and distribution, and your stock option will be exercisable during your lifetime only by you or by your guardian or legal representative. No assignment or transfer of your stock option or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, and immediately upon such purported assignment or transfer, the stock option shall terminate and become of no further effect.

This option award letter does not confer any right on you to continue in the employ of DQE or its affiliates, or interfere in any way with the rights of DQE or its affiliates to terminate your employment.

Whenever the word “you” is used in any provision of this option award letter under circumstances where the provision should logically be construed to apply to your executors, administrators, or the person or persons to whom your stock option may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person or persons.

The Plan, or any part thereof, may be terminated or may, from time to time be amended, in accordance with the Plan; provided, however, the termination or amendment of the Plan shall not, without your consent, affect your rights under this option award letter.

This option award letter shall be binding upon the successors and assigns of DQE and upon your legal representatives, heirs and legatees. This option award letter, along with the Plan and the Information Statement, constitutes the entire agreement between you and DQE with respect to the stock option granted to you and supersedes all prior agreements and understandings, oral or written, between you and DQE with respect to the subject matter of this option award letter. This option award letter may be amended only by a written instrument signed by you and DQE and will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

Between the date of this option award letter and the date your stock option is exercised, you will receive copies of all reports, proxy statements and other communications distributed generally to the shareholders of DQE.

It is recommended that you establish a file for this option award letter and enclosures as well as any other material you receive regarding the Plan, including the Information Statement.

If you have any questions with respect to the exercise of your stock option, please direct your inquiry to Thomas E. Ross.

Very truly yours,

Maureen L. Hogel

Enclosures

OPTION ACCEPTANCE FORM

I, the undersigned optionee, accept the grant of the nonstatutory stock option confirmed by the attached option award letter dated [date], for the number of shares identified in the attached option award letter. Also, I understand that the number of shares set forth represents my grant, and that the extent to which those options are vested will be determined based on the price of the DQE Common Stock. I further agree to be bound by the terms and provisions of the Plan, as the Plan may be amended from time to time, and the attached option award letter; provided, however, that no alteration, amendment, revocation or termination of the Plan shall, without my written consent, adversely affect my rights with respect to this stock option.

In addition, by signing and dating this Option Acceptance Form below, I am agreeing to be bound by the Plan, as the Plan may be amended from time to time, and any related option award letter I receive from DQE, with respect to any stock options granted to me in the future pursuant to the Plan.

IN WITNESS WHEREOF, I have executed this Option Acceptance Form as of                     , subject to the terms and conditions set forth in the Plan and in the applicable option award letter.

[name of optionee]

[address of optionee]

Optionee’s Signature	Date

For your grant to be effective, one

signed copy of this form must be

returned by                      to:

Maureen L. Hogel

Senior Vice President and Chief Administrative Officer

Duquesne Light Company

411 Seventh Avenue

16th Floor (16-3)

Pittsburgh, PA 15219